Exhibit 10.01

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is dated as of December 3, 2007 and shall be effective as of January 1, 2008 by Domino’s Pizza, Inc., a Delaware corporation (the “Company”), Domino’s, Inc., a Delaware corporation (“DI”) and Domino’s Pizza LLC, a Michigan limited liability company (“DPLLC” and, together with DI, the “Principal Subsidiaries”) with David A. Brandon (the “Executive”).

Recitals

1. The operations of the Company and its Affiliates (as defined in Section 11.1) are a complex matter requiring direction and leadership in a variety of areas.

2. The Executive has experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates.

3. The Company and the Principal Subsidiaries entered into a restated Employment Agreement with the Executive effective as of June 1, 2003, as amended effective January 1, 2007 (the “Prior Agreement”) and, subject to the terms and conditions hereinafter set forth, the Company wishes to continue to employ the Executive as its Chief Executive Officer and the Executive wishes to accept such employment.

4. The Company, the Principal Subsidiaries and the Executive desire to amend and restate the terms and provisions of the Prior Agreement and hereby agree that this Agreement supersedes and renders void the Prior Agreement in all respects.

Agreement

Now, therefore, the parties hereto hereby agree that the Prior Agreement is hereby restated to read in its entirety as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment, effective as of January 1, 2008 (the “Effective Date).

2. Term. Subject to earlier termination as hereafter provided, the Executive shall be employed hereunder for a term commencing on the Effective Date and ending on January 10, 2011. The term of the Executive’s employment under this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

3.1. Offices. During the term hereof, the Executive shall serve the Company in the office of Chief Executive Officer. In such capacity, the Executive shall be responsible for the Company’s operations and financial performance and the coordination of the Company’s strategic direction. In addition, for so long as the Executive is employed by the Company and without further compensation, the Executive shall, if so elected or appointed from time to time, serve as a member of the Company’s Board of Directors (the “Board”) and as a director and officer of the Principal Subsidiaries and of one or more of the Company’s other Affiliates. The Executive shall be subject to the direction of the Board and shall have such other powers, duties and responsibilities consistent with the Executive’s position as Chief Executive Officer as may from time to time be prescribed by the Board.

3.2. Performance. During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. During the term hereof, the Executive shall devote his full business time exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, political, charitable or academic position during the term of this Agreement, except for such directorships or other positions which he currently holds and has disclosed to the Company on Exhibit 3.2 hereof and except as otherwise may be approved in advance by the Board, which approval shall not be unreasonably withheld.

4. Compensation and Benefits. As compensation for all services performed by the Executive under this Agreement and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise:

4.1. Base Salary. During the term hereof, the Company shall pay the Executive a base salary at the rate of $850,000 per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board in its sole discretion. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

4.2. Bonus Compensation. During the term hereof, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan, as it may be amended from time to time pursuant to the terms thereof (the “Plan,” a current copy of which is attached hereto as Exhibit 4.2) and shall be eligible for a bonus award thereunder (the “Bonus”). For purposes of the Plan, (i) the Executive shall be eligible for a Tier I Bonus (as defined in the Plan), and the Executive’s Tier I Specified Percentage (as defined in the Plan) shall be 200% of Base Salary, and (ii) the Executive shall not be eligible for a Tier II Bonus (as defined in the Plan). Whenever any Bonus payable to the Executive is stated in this Agreement to be prorated for any period of service less than a full year, such Bonus shall be prorated by multiplying (x) the amount of the Bonus otherwise payable for the applicable fiscal year in accordance with this Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company. Any compensation paid to the Executive as Bonus shall be in addition to the Base Salary, but shall be in lieu of participation in any other incentive, stock option, stock purchase, profit sharing, defined compensation, bonus compensation or severance program which the Company or one of the Principal Subsidiaries, as applicable, may adopt or continue from time to time (other than the Executive’s stock option and restricted stock grants in accordance with Section 4.3, any stock purchase plan under Code Section 423 and any severance granted hereunder).

4.3. Stock Options and Restricted Stock

4.3.1. 2008 Grants.

(a) Effective as of the first business day of 2008, the Company shall grant to the Executive, pursuant to the Company’s 2004 Equity Incentive Plan, attached hereto as Exhibit A-1, as from time to time in effect (the “Stock Plan”), nonqualified stock options to purchase a total of 200,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of grant, as determined by the Compensation Committee in accordance with Code Section 409A, with a three (3) year graded vesting schedule where one-third (1/3) of the option shares vest each year on the anniversary date of the grant date and a five (5) year exercise period (the “2008 Options”). The 2008 Options shall be granted only if the Executive is employed by the Company on the applicable grant date, pursuant to the option agreement substantially in the form of Exhibit A-2 hereto.

(b) Effective as of the first business day of 2008, the Company shall grant to the Executive, pursuant to the Company’s Stock Plan, 75,000 restricted shares of the Company’s Common Stock (“2008 Restricted Stock”), subject to a three (3) year graded vesting schedule, where one-third (1/3) of the 2008 Restricted Stock vests each year on the anniversary date of the grant. The 2008 Restricted Stock shall be granted pursuant to a restricted stock agreement substantially in the form of Exhibit A-3 hereof.

4.3.2. 2009 Grants.

(a) Effective as of the first business day of 2009, the Company shall grant to the Executive, pursuant to the Company’s Stock Plan, nonqualified stock options to purchase a total of 125,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of grant, determined by the Compensation Committee in accordance with Code Section 409A, with a two (2) year graded vesting schedule where one-half (1/2) of the option shares vest each year on the anniversary date of the grant date and a four (4) year exercise period (the “2009 Options”). The 2009 Options shall be granted only if the Executive is employed by the Company on the applicable grant date, pursuant to the option agreement substantially in the form of Exhibit A-2 hereto.

(b) Effective as of the first business day of 2009, the Company shall grant to the Executive, pursuant to the Company’s Stock Plan, 50,000 restricted shares of the Company’s Common Stock (“2009 Restricted Stock”), subject to a two (2) year graded vesting schedule, where one-half (1/2) of the Restricted Stock vests on the anniversary date of the grant. The Restricted Stock shall be granted pursuant to a restricted stock agreement substantially in the form of Exhibit A-3 hereof.

4.3.3. 2010 Grants.

(a) Effective as of the first business day of 2010, the Company shall grant to the Executive, pursuant to the Company’s Stock Plan, nonqualified stock options to purchase a total of 100,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of grant, as determined by the Compensation Committee in accordance with Code Section 409A, with a one (1) year cliff vesting schedule where one hundred percent (100%) of the option shares vest on the 1st anniversary date of the grant date and a three (3) year exercise period (the “2010 Options”). The 2010 Options shall be granted only if the Executive is employed by the Company on the grant date, pursuant to the option agreement substantially in the form of Exhibit A-2 hereto.

(b) Effective as of the first business day of 2010, the Company shall grant to the Executive, pursuant to the Company’s Stock Plan, 25,000 restricted shares of the Company’s Common Stock (“2010 Restricted Stock”), subject to a one year cliff vesting requirement where one hundred percent (100%) of the 2010 Restricted Stock vests on the anniversary date of the grant. The 2010 Restricted Stock shall be granted pursuant to a restricted stock agreement substantially in the form of Exhibit A-3 hereof.

4.4. Vacations. During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive may not accumulate or carry over from one (1) calendar year to another any unused, accrued vacation time. The Executive shall not be entitled to compensation for vacation time not taken.

4.5. Other Benefits.

4.5.1. During the term hereof and subject to any contribution therefor generally required of executives of the Company or one of the Principal Subsidiaries, as applicable, the Executive shall be entitled to participate in all employee benefit plans, including without limitation any 401(k) plan, from time to time adopted by the Board and in effect for executives of the Company or one of the Principal Subsidiaries, as applicable, generally (except to the extent such plans are in a category of benefit otherwise provided the Executive hereunder and in any event excluding any incentive, stock option, stock purchase (except for any stock purchase plan under Code Section 423), profit sharing, deferred compensation, bonus compensation or severance programs). Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable policies of the Company or one of the Principal Subsidiaries, as applicable. Any of the Company and the Principal Subsidiaries may alter, modify, add to or delete their employee benefit plans at any time as the Board, in its sole judgment, determines to be appropriate.

4.5.2. Notwithstanding anything set forth in Section 4.5.1, as of the execution date of this Agreement, during the term hereof and subject to any contribution therefor generally required of executives of the Company or one of the Principal Subsidiaries, as applicable,

Executive and his spouse will be entitled to participate in the Company’s health plan in accordance with the terms of the applicable plan documents. Following termination of the Executive’s employment for any reason, the Company shall furnish to the Executive during his lifetime, and to the Executive’s spouse during her lifetime, medical coverage at least equivalent to that being provided by the Company at the time of termination (the “Health Benefit”). The Company shall provide such post-employment Health Benefit at the level required hereof through the purchase of an individual health insurance policy on the Executive and the Executive’s spouse. When the Executive and his spouse, as applicable, become eligible for Medicare, the coverage or reimbursement provided by the Company shall be limited to the cost of supplemental Medicare insurance to provide the Health Benefit. For purposes of this Section, “spouse” shall mean the Executive’s spouse during the term hereof and, with respect to benefits to be provided following termination of the Executive’s employment; “spouse” shall mean Executive’s spouse at the time of termination of the Executive’s employment. Effective on or as soon as is reasonably practicable after January 1, 2008, the Company shall establish a rabbi trust (the “Trust”) with a nationally recognized financial institution as Trustee to hold assets that the Company may use to purchase the Health Benefit with annual contributions by the Company to be determined by a certified actuary; provided, however, that in no event shall any Trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A of the Code. Any fees or expenses of the Trustee shall be paid by the Company.

4.6. Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses, including without limitation the cost of first class air travel, incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy of the Company or one of the Principal Subsidiaries, as applicable, set by the Board from time to time, other than with respect to first class air travel, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Board from time to time. All Business Expenses shall be reimbursed by the end of the calendar year in which the expenses are incurred.

4.7. Miscellaneous.

4.7.1. The Company shall pay or reimburse the Executive for his Management Executive’s Society dues and expenses, of approximately $11,000 per year, with Board approval of any material increase in cost above such amount. Such reimbursement shall occur no later than the end of the calendar year in which the dues and expenses are incurred.

4.7.2. The Company shall provide the Executive with directors and officers insurance and personal liability protection described on Exhibit B.

4.7.3. The Company acknowledges its obligation to provide the Executive with transportation during the term hereof that provides him with security to address bona fide business-oriented security concerns, and shall, at Company expense, make available to the Executive (and his family and guests when traveling with him), Company or other private aircraft for business and personal use at his discretion, provided that any such personal use shall be limited to thirty-five (35) hours per calendar year (the “Yearly Aircraft Hours”). It is recognized that the Executive’s travel by Company or other private aircraft is required for security purposes and, as such, all uses by the Executive (including uses with his family and guests) shall constitute business use of the aircraft and shall not be subject to reimbursement by the Executive. The Company shall provide additional payments to the Executive on a fully grossed up basis to cover applicable federal, state and local income and excise taxes, when and to the extent, if any, that such taxes are payable by the Executive, including, without limitation, any tax imposed by Section 4999 of the Code or any similar tax, with respect to the foregoing aircraft usage. Such reimbursement for taxes shall be paid to the Executive by the Company within five (5) business days after receipt of acceptable substantiation by the Company; provided, that the tax payments or reimbursements to the Executive shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the taxes are remitted to the Internal Revenue Service or any other applicable taxing authority. For personal use of the Company or other private aircraft in excess of the Yearly Aircraft Hours, the Executive shall at a usage level and cost to be negotiated with the Board of Directors from time to time at rates in accordance with Standard Industrial Fare Level rates stipulated by the U.S. Department of Transportation or in the Time Sharing Agreement dated December 2, 2002, as may be amended from time to time, between Executive and Domino’s Pizza LLC or any subsequent Time Sharing Agreement between the Executive and Domino’s Pizza LLC.

4.7.4. The Company shall pay or reimburse the Executive for his reasonable legal fees and expenses incurred in connection with the review of this Agreement and other agreements referred to herein in an aggregate amount not to exceed $10,000. Such payment or reimbursement shall occur no later than the last day of the calendar year in which such fees and expense were incurred.

5. Termination of Services and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s services hereunder shall terminate prior to the expiration of the term of this Agreement under the circumstances set forth below:

The Company and the Executive shall take all steps necessary (including with regard to any post-termination services by the Executive) to ensure that any termination described in this Section 5 constitutes a “separation from service” within the meaning of Code Section 409A.

5.1. Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate, and the Company shall pay to the Executive’s designated beneficiary (or, if no beneficiary has been designated by the Executive, to his estate) within thirty (30) days following death, any Base Salary earned but unpaid through the date of death, any Bonus for the fiscal year preceding the year in which death occurs that was earned but has not yet been paid and, at the times the Company pays its executives bonuses in accordance with its general payroll policies, but not to exceed two and one half (2 1/2) months following the calendar year in which earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of the Executive’s death (pro-rated in accordance with Section 4.2).

5.2. Disability.

5.2.1. In the event of the Executive’s disability during the term of the Agreement, the Executive shall continue to receive his Base Salary in accordance with Section 4.1 and to receive benefits in accordance with Section 4.5, to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan maintained by the Company or one of the Principal Subsidiaries, as applicable, or until the termination of his employment, whichever shall first occur. Within thirty (30) days from becoming so eligible, or upon such termination, whichever shall first occur, the Company shall pay to the Executive any Base Salary earned but unpaid through the date of such eligibility or termination and any Bonus for the fiscal year preceding the year of such eligibility or termination that was earned but unpaid. While still employed and covered by the long-term disability plan of the Company or the Principal Subsidiaries and for a period not to exceed eighteen (18) months or termination as an employee under the long-term disability plan, whichever occurs first, the Company shall pay the Executive, at its regular pay periods, an amount equal to the difference between the Base Salary and the amounts of disability income benefits that the Executive receives pursuant to the above-referenced disability income plan in respect of such period. At the times the Company pays its executives bonuses generally, but no later than two and one half (2 1/2) months after the end of the fiscal year in which the bonus is earned, the Company shall pay the Executive an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such eligibility or termination (pro-rated in accordance with Section 4.2) Notwithstanding the foregoing, if all or a portion of the disability benefit provided herein is deemed to constitute nonqualified deferred compensation that is not exempted under Code Section 409A, any disability payments provided herein shall be aggregated and delayed until the Executive satisfies the disability definition requirements under Code Section 409A, at which time the Executive shall receive a lump sum payment equal to the delayed amounts, and any remaining amounts shall be paid in accordance with the regularly scheduled payment dates.

5.2.2. Except as provided in Section 5.2.1, while still employed and receiving disability income payments under any disability income plan maintained by the Company or one of the Principal Subsidiaries, as applicable, the Executive shall not be entitled to receive any Base Salary under Section 4.1 or Bonus payments under Section 4.2 but shall continue to participate in benefit plans of the Company or one of the Principal Subsidiaries, as applicable, in accordance with Section 4.5 and the terms of such plans, until the termination of his employment and, solely with respect to benefits provided under Section 4.5.2, thereafter.

5.2.3. If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue, subject to any requirements under Code Section 409A, if applicable. If such question shall arise and the Executive shall fail to submit to such medical examination, the Board’s determination of the issue shall be binding on the Executive. In the event that the Executive’s employment is terminated due to disability pursuant to this Section 5.2, the Executive shall be entitled to the Health Benefit provided in Section 4.5.2, vested, outstanding equity grants under the Company’s Stock Plan and the compensation set forth in Section 5.4 below, provided that the Executive shall be entitled to no duplicative benefits between Sections 5.2 and 5.4.

5.3. By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following events or conditions shall constitute “Cause” for termination: (i) the Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his duties to the Company or any of its Affiliates, and the Executive does not cure such failure or negligence within the twenty-five (25) day period immediately following his receipt of such written allegations from the Board, (ii) the commission of fraud, embezzlement or theft by the Executive with respect to the Company or any of its Affiliates; or (iii) the conviction of the Executive of, or plea by the Executive of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive hereunder, other than for Base Salary earned but unpaid through the date of termination, the Health Benefit provided in Section 4.5.2 and vested, outstanding equity grants under the Company’s Stock Plan. Without limiting the generality of the foregoing, the Executive shall not be entitled to receive any Bonus amounts which have not been paid prior to the date of termination.

5.4. By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, the Company shall pay the Executive (i) Base Salary earned but unpaid through the date of termination, plus (ii) twenty-four (24) monthly severance payments, each in an amount equal to the Executive’s monthly base compensation in effect at the time of such termination (i.e., 1/12th of the Base Salary), plus (iii) any unpaid portion of any Bonus for the fiscal year preceding the year in which such termination occurs that was earned but has not been paid, plus (iv) at the times the Company pays its executives bonuses generally, but no later than two and one half (2 1/2) months after the end of the fiscal year in which the bonus is earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (pro-rated in accordance with Section 4.2), plus (v) the Health Benefit provided in Section 4.5.2 and (vi) vested, outstanding equity grants under the Company’s Stock Plan.

5.5. By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute “Good Reason” for termination by the Executive: (i) failure of the Company to continue the Executive in the position of Chairman and Chief Executive Officer; (ii) material diminution in the nature and scope of the Executive’s responsibilities, duties or authority, including without limitation the failure to continue the Executive as a member of the board of directors of the Company or either of the Principal Subsidiaries; provided, however, that the failure to so continue the Executive shall not constitute Good Reason if such failure occurs in connection with the sale or other disposition of the corporation as to which he has ceased to have board membership; and provided, further, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates (exclusive of the Principal Subsidiaries) and any diminution of the business of the Company or any of its Affiliates shall not constitute Good Reason; (iii) material failure of the Company to provide the Executive the Base Salary and benefits (including Company-sponsored fringe benefits) in accordance with the terms of Section 4 hereof; or (iv) relocation of the Executive’s office to an area outside a fifty (50) mile radius of the Company’s current headquarters in Ann Arbor, Michigan. In the event of termination in accordance with this Section 5.5, then the Company shall pay the Executive the amounts specified in Section 5.4.

5.6. By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon ninety (90) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5.6, the Board may elect to waive the period of notice, or any portion thereof. The Company will pay the Executive his Base Salary for the notice period, except to the extent so waived by the Board. Upon the giving of notice of termination of the Executive’s employment hereunder pursuant to this Section 5.6, the Company shall have no further obligation or liability to the Executive, other than (i) payment to the Executive of his Base Salary for the period (or portion of such period) indicated above and (ii) at the times the Company pays its executives bonuses generally, not to exceed two and one-half (2 1/2) months after the end of the year in which earned, an amount equal to that portion of any Bonus earned but unpaid during the fiscal year of such termination (pro-rated in accordance with Section 4.2), plus the Health Benefit set forth in Section 4.5.2 and any vested, outstanding equity grants under the Company’s Stock Plan.

5.7. Post-Agreement Employment. In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term hereof or otherwise, then such employment shall be at will.

6. Effect of Termination. The provisions of this Section 6 shall apply in the event of termination due to the expiration of the term, pursuant to Section 5 or otherwise.

6.1. Delayed Payments for Specified Employees. Notwithstanding the provisions of Section 5 above, if the Executive is a “specified employee” as defined in Code Section 409A, determined in accordance with the methodology established by the Company as in effect on the Executive’s termination (a “Specified Employee”), amounts that otherwise would have been payable and benefits that otherwise would have been provided under Section 5 during the six (6) month period following the Executive’s termination shall instead be paid, with interest on any delayed payment, at the applicable federal rate, provided for in Code Section 7872(f)(2)(A) (“Interest”) or provided on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Code Section 490A (the “Delayed Payment Date”).

6.2. Payment in Full. Payment by the Company of any Base Salary, Bonus or other specified amounts that are due the Executive under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company and its Affiliates to the Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company and its Affiliates, on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, subscription agreements, stockholders agreements or other agreements to the extent said rights or obligations survive termination of employment under the provision of documents relating thereto.

6.3. Termination of Benefits. Except for continued medical insurance coverage provided pursuant to Sections 4.5.2 or 5.2 hereof and any right of continuation of health coverage at the Executive’s cost to the extent provided by Sections 601 through 608 of ERISA, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payments to the Executive following termination of his employment.

6.4. Survival of Certain Provisions. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purpose of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 7 and 8 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Sections 5.2, 5.4 or 5.5 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5.2, 5.4 or 5.5, no compensation is earned after termination of employment.

7. Confidential Information; Intellectual Property.

7.1. Confidentiality. The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates) any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

7.2. Return of Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

7.3. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire.”

8. Restricted Activities.

8.1. Agreement not to Compete with the Company. The Executive agrees that during the Executive’s employment hereunder and for a period of twenty-four (24) months following the date of termination thereof (the “Non-Competition Period”), he will not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which competes with, any business, venture or activity being conducted or actively being planned to be conducted by the Company or being conducted or known by the Executive to be actively being planned to be conducted by a group or division of the Company or by any of its Affiliates, at or prior to the date (the “Date of Termination”) on which the Executive’s employment under this Agreement is terminated, in the United States or any other geographic area where such business is being conducted or actively being planned to be conducted at or prior to the Date of Termination. Notwithstanding the foregoing, ownership of not more than five percent (5%) of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 8.

8.2. Agreement Not to Solicit Employees or Customers of the Company. The Executive agrees that during employment and during the Non-Competition Period he will not, directly or indirectly, (a) recruit or hire or otherwise seek to induce any employees of the Company or any of the Company’s Affiliates to terminate their employment or violate any agreement with or duty to the Company or any of the Company’s Affiliates, or (b) solicit or encourage any franchisee or vendor of the Company or of any of the Company’s Affiliates to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any Person any business or activity that such franchisee conducts or could conduct with the Company or any of the Company’s Affiliates.

9. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including without limitation the restraints imposed upon him pursuant to Sections 7 and 8 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants or agreements contained in Sections 7 or 8 hereof, the damage to the Company and its Affiliates could be irreparable. The Executive therefore agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that in the event that any provision of Section 7 or 8 hereof shall be determined by any Court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

10. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which or by which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or solicitation or similar covenants or other obligations that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company or any of its Affiliates any proprietary information of a third party without such party’s consent.

11. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

11.1. Affiliates. “Affiliates” means the Principal Subsidiaries and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

11.2. Code. “Code” means the Internal Revenue Code of 1986, as amended.

11.3. Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interests of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates (including without limitation recipes, production processes and heating technology), (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity of the suppliers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received belonging to others with any understanding, express or implied, that it would not be disclosed.

11.4. ERISA. “ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations thereunder, and, in the case of any referenced section thereof, any successor section thereto, collectively and as from time to time amended and in effect.

11.5. Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trade marks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Business or any prospective activity of the Company or any of its Affiliates.

11.6. Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

12. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

13. Miscellaneous.

13.1. Assignment. Neither the Company nor the Principal Subsidiaries nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company or any of the Principal Subsidiaries may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company or such Principal Subsidiary shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person, in which event such other Person shall be deemed the “Company” or a “Principal Subsidiary” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s Common Stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company, the Principal Subsidiaries and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

13.2. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.3. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company and the Principal Subsidiaries.

13.4. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed (a) in the case of the Executive, to:

Mr. David A. Brandon

660 Barton Shore Drive

Ann Arbor, MI 48105

with a copy to:

Ms. Margaret A. Hunter

Dykema Gossett PLLC

400 Renaissance Center

Detroit, MI 48243-1668

or, (b) in the case of the Company, at its principal place of business and to the attention of Board of Directors, with a copy to the General Counsel or to such other address as either party may specify by notice to the other actually received.

13.5. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with the Company, its Affiliates or any of their predecessors, with respect to the terms and conditions of the Executive’s employment.

13.6. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

13.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

13.8. Joint and Several Liability. The Company and the Principal Subsidiaries shall be jointly and severally liable for all payment obligations of the Company pursuant to this Agreement.

13.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Michigan without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.10. Consent to Jurisdiction. Each of the Company and the Executive by its or his execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of Michigan for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Michigan law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.4 hereof is reasonably calculated to give actual notice.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA, INC.

	By:	/s/ Robert M. Rosenberg
	Name:	Robert M. Rosenberg
	Title:	Director

PRINCIPAL SUBSIDIARIES:	DOMINO’S, INC.

	By:	/s/ William E. Kapp
	Name:	William E. Kapp
	Title:	Vice President

DOMINO’S PIZZA LLC

	By:	/s/ William E. Kapp
	Name:	William E. Kapp
	Title:	Vice President and Chief Financial Officer

THE EXECUTIVE:		/s/ David A. Brandon
	Name:	David A. Brandon

Exhibit 3.2

David A. Brandon

Current Activities

November, 2007

I.	FOR PROFIT CORPORATION BOARDS:

A.	The TJX Companies, Inc. (Director)

B.	Burger King Corporation (Director)

C.	Kaydon Corporation (Director)

D.	Northwest Airlines (Director)

E.	Edwards Brothers (Board of Advisors)

II.	NOT-FOR-PROFIT CORPORATION BOARDS:

A.	Detroit Renaissance Board (Representing Domino’s)

B.	St. Jude Children’s Hospital (Representing Domino’s)

C.	Purple Rose Theatre Board (Director)

D.	David A. Bandon Foundation (President)

E.	Gerald R. Ford Foundation (Trustee)

III. UNIVERSITY OF MICHIGAN INVOLVEMENT:

A.	Ross Business School Visiting Committee

B.	Mott Children’s Hospital Campaign Co-Chair

C.	President’s Advisory Board

IV.	CONSULTING AGREEMENT:

A.	Valassis Communications, Inc. (Through 2009)

V.	PROFESSIONAL DEVELOPMENT ORGANIZATIONS:

A.	Management Executive’s Society (Member)

Exhibit 4.2

Domino’s Pizza Senior Executive Annual Incentive Plan

AMENDED AND RESTATED

DOMINO’S PIZZA SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

The following sets forth the terms and conditions of the Domino’s Pizza, Inc. Senior Executive Annual Incentive Plan for specified executive officers and other senior employees of Domino’s Pizza, Inc. and its Subsidiaries.

1.	Purpose

The purpose of this Plan is to advance the interests of the Company and its Subsidiaries by enhancing the ability of the Company and its Subsidiaries to attract and retain management and employees who are in a position to make significant contributions to the success of the Company and its Subsidiaries and to reward such individuals for their contributions.

2.	Defined Terms

In this Plan, the following terms have the following meanings:

(a) “Achieved Performance Amount” means, for a fiscal year and with respect to a Target Performance Amount, the actual amount of the same type of a Performance Measure as the Performance Measure based on which such Target Performance Amount has been set for such year. A separate Achieved Performance Amount may be calculated for each Participant and for the Tier I Bonus and Tier II Bonus established with respect to a Participant (such Achieved Performance Amounts to be referred to herein, respectively, as “Tier I Achieved Performance Amount” and “Tier II Achieved Performance Amount”).

(b) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, controls or is controlled by or is under common control with such Person.

(c) “Applicable Law” means all applicable provisions of law, domestic or foreign, (including, without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with all regulations promulgated thereunder) and Stock Exchange Rules.

(d) “Award” means, for a given fiscal year, as to each Participant, an award of cash under this Plan with respect to such year.

(e) “Base Salary” means the “Base Salary” of a Participant as defined in such Participant’s employment agreement, if any, or if not so defined, the Participant’s annual base pay without regard to other compensation or benefits.

(f) “Board” means the board of directors of the Company or any committee thereof designated by the full board of directors of the Company, in each case as constituted from time to time.

(g) “Business Day” means a day on which the NYSE is open for trading.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i) “Committee” means the compensation committee of the Board, as such committee is from time to time constituted and which, for purposes of meeting certain requirements of Section 162(m) of Code and any regulations promulgated thereunder (including Treas. Regs. Section 1.162-27(e)(3)), may be deemed to be any subcommittee of the Committee to which the Committee has delegated its duties and authority under this Plan consisting solely of at least two “outside directors,” as defined under Section 162(m) of the Code and the regulations promulgated thereunder.

(j) “Company” means Domino’s Pizza, Inc. and its successors.

(k) “Effective Date” means January 1, 2007.

(l) “Incremental Percentage” means, with respect to a Participant, a percentage calculated by dividing such Participant’s Tier I Specified Percentage by 1,000.

(m) “NYSE” means the New York Stock Exchange.

(n) “Participant” means each executive officer and other senior employee of the Company or any of its Subsidiaries selected by the Committee from time to time to participate in this Plan and listed on Schedule A.

(o) “Performance Measure” means an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; net income; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Measure (and Target Performance Amount or Actual Performance Amount with respect thereto) determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. A Performance Measure shall be determined in accordance with Section 4.1.

(p) “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group.

(q) “Plan” means this Domino’s Pizza, Inc. Senior Executive Annual Incentive Plan, as an “employee benefit plan” (within the meaning of the Exchange Act), as amended from time to time.

(r) “Stock Exchange Rules” means the applicable rules of the NYSE, or any other principal stock exchange or market upon which the shares of the Company’s common stock are listed for trading.

(s) “Subsidiary” means any Person of which the Company at the time (i) owns, directly or indirectly, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or (ii) controls, directly or indirectly, the board of directors or managers (or equivalent governing body) of such Person.

(t) “Target Performance Amount” means, for a fiscal year, a target amount, established by the Committee (within such time as provided in Section 4.1), with respect to a particular Performance Measure, for such year, the satisfaction of which is a condition for the full enjoyment of an Award. A separate Target Performance Amount may be established for each Participant and for the Tier I Bonus and Tier II Bonus established with respect to a Participant (such Target Performance Amounts to be referred to herein, respectively, as “Tier I Target Performance Amount” and “Tier II Target Performance Amount”).

(u) “Tier I Bonus” means a bonus award granted pursuant to Section 4.2.1.

(v) “Tier II Bonus” means a bonus award granted pursuant to Section 4.2.2.

(w) “Tier I Specified Percentage” means, with respect to a Participant eligible for a Tier I Bonus, a percentage specified in such Participant’s employment agreement as a Tier I Specified Percentage (or, if not so specified, a percentage determined by the Committee, in its sole discretion in accordance with Section 4.1).

(x) “Tier II Specified Percentage” means, with respect to a Participant eligible for a Tier II Bonus, a percentage specified in such Participant’s employment agreement as a Tier II Specified Percentage (or, if not so specified, a percentage determined by the Committee, in its sole discretion in accordance with Section 4.1).

3.	Administration and Amendment

3.1. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to: (a) determine the Participants in the Plan for any fiscal year, (b) determine the amount of the Target Performance Amounts for any fiscal year, (c) determine, modify or waive the terms and conditions of each Award; and (d) interpret the Plan and any terms and conditions associated with any Award granted under the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan or any Award granted under the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m) of the Code, the Committee will exercise its discretion consistent with qualifying Awards for that exception. Determinations of the Committee made under the Plan shall be conclusive and shall bind all parties.

3.2. Amendment. The Committee may amend, suspend or discontinue the Plan (including, for the avoidance of doubt, Schedule A) at any time or times, subject to Applicable Law and the receipt of any required regulatory approvals and, where required by Applicable Law (whether pursuant to Stock Exchange Rules or in order to cause the Awards payable under this Plan to be fully deductible by the Company and its Subsidiaries pursuant to Section 162(m) of the Code or otherwise), subject to approval by the stockholders of the Company. No such amendment shall adversely affect the rights of any Participant as to any Award previously granted under the Plan without the consent of the Participant who was granted such Award.

4.	Establishment of Target and Grant of Awards

4.1. Establishment of Target Performance Amounts. The Committee shall establish Performance Measures and the Target Performance Amounts thereof (in such fashion and with such specificity so that they qualify as “preestablished objective goals” within the meaning of Treas. Regs. Section 1-162-27(e)(2)) and (to the extent not specified in a Participant’s employment agreement) such Participant’s Tier I Specified Percentage, if any, and such Participant’s Tier II Specified Percentage, if any, for any fiscal year not later than 90 days after the commencement of such year (or such earlier time as is required to qualify Awards as performance-based under Code Section 162(m)); provided, however, that the amount so established by the Committee may be adjusted by the Committee after the initial determination of the amount to reflect any significant change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its Subsidiaries.

4.2. Grant of Awards.

4.2.1. Tier I Bonus. Schedule A lists every Participant eligible to receive a Tier I Bonus together with such Participant’s Tier I Specified Percentage. If the Tier I Achieved Performance Amount established with respect to a Participant is greater than 90% of the respective Tier I Target Performance Amount established with respect to such Participant for a given fiscal year, then such Participant shall receive a Tier I Bonus hereunder as follows. Such Participant shall receive an Incremental Percentage of his or her Base Salary for every one hundredth of one percent (0.01%) (rounded to the nearest hundredth) for which such Tier I Achieved Performance Amount exceeds 90% of such Tier I Target Performance Amount.

By way of example only, if a Participant is entitled to a Tier I Bonus and such Participant’s Tier I Specified Percentage is 100% then: (i) if the Tier I Achieved Performance Amount with respect to such Participant equals 100% of the Tier I Target Performance Amount with respect to such Participant, such Participant will be entitled to a Tier I Bonus hereunder equal to 100% of such Participant’s Base Salary; (ii) if instead the Tier I Achieved Performance Amount with respect to such Participant equals 101% of the Tier I Target Performance Amount with respect to such Participant, such Participant will be entitled to a Tier I Bonus hereunder equal to 110% of such Participant’s Base Salary; (iii) if instead the Tier I Achieved Performance Amount with respect to such Participant equals (or is less than) 90% of the Tier I Target Performance Amount with respect to such Participant, such Participant will not be entitled to a Tier I Bonus hereunder; and (iv) if instead the Tier I Achieved Performance Amount with respect to such Participant, equals 95% of the Tier I Target Performance Amount with respect to such Participant, such Participant will be entitled to a Tier I Bonus hereunder equal to 50% of such Participant’s Base Salary.

4.2.2. Tier II Bonus. Schedule A lists every Participant eligible to receive a Tier II Bonus together with such Participant’s Tier II Specified Percentage. If the Tier II Achieved Performance Amount established with respect to a Participant exceeds the respective Tier II Target Performance Amount established with respect to such Participant for a given fiscal year then such Participant shall receive a Tier II Bonus in an amount equal to the Tier II Specified Percentage of such Participant’s Base Salary (all in accordance with Section 4.1).

4.3. Application of 162(m). This Section 4.3 applies to any Award intended to qualify as performance-based for purposes of Code Section 162(m). In the case of any Award to which this Section 4.3 applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. No Award to which this Section 4.3 applies may be granted if the Committee determines that in order for such Award to qualify as performance-based for purposes of Code Section 162(m), the Plan must be submitted to and approved, or resubmitted to and approved, by the stockholders of the Company in accordance with the requirements of Code Section 162(m), unless such grant is made contingent upon such approval. The maximum per Participant Award under the Plan for any fiscal year shall not exceed $2,500,000.

4.4. No Right to Participate. Nothing in the Plan shall be deemed to create any obligation on the part of the Committee to select any executive officer or senior employee as a Participant, nor confer upon any Participant in the Plan the right to remain a Participant in the Plan on the same terms or conditions, or at all, for any subsequent fiscal year.

5.	Payment of Awards

Payment of any Award under the Plan with respect to a fiscal year shall be made on or before March 15 of the fiscal year following the fiscal year with respect to which the Award is made.

6.	Operation of the Plan

6.1. Compliance with Applicable Law. As a condition of participating in the Plan, each Participant agrees to comply with all Applicable Laws and agrees to furnish to the Company all information and undertakings as may be required to permit compliance by the Company with Applicable Law.

6.2. Withholding. The Company may withhold from the payment of each Participant’s Award all taxes and other assessments, if any, required by Applicable Law to be withheld.

7.	Merger or Combination.

If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliate of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliate of any such Person or any member of such group), then, unless the Committee provides for the continuation or assumption of some or all unpaid Awards or for the grant of new awards in substitution therefor (which need not be payable in cash) by the surviving entity or acquiror, in each case on such terms and subject to such conditions as the Committee may determine, with respect to any Award that is not so assumed or continued: (i) the then current fiscal year shall be deemed to end on the last day which is the last day of a fiscal quarter occurring on or prior to the effective date of the merger, combination or sale (or if the Committee in its sole discretion determines that it can make a reasonable determination of a Target Performance Amounts through such effective date, the current fiscal year shall be deemed to end on such effective date); (ii) the Target Performance Amounts shall be prorated (to the extent proration would be applicable to such amount) for the number of days in such shortened fiscal year; and (iii) the amount of any so prorated Awards for such shortened fiscal year shall be determined and the Company shall pay, within twelve months following the effective date of such transaction (but in no event later than March 15 of the fiscal year following the fiscal year containing the effective date of such transaction), such prorated Award to each Participant in respect of such shortened fiscal year.

8.	Termination of Employment

8.1. Resignation or Termination by the Company. If a Participant ceases to be employed by the Company or any of its Subsidiaries prior to the end of any fiscal year as a result of resignation, dismissal or any other reason, such Participant shall cease to be a Participant in the Plan on the date employment ceases and, subject to Section 8.2, shall not receive any Award under the Plan in respect of such fiscal year.

8.2. Rights upon Termination Pursuant to Agreement. The Company may provide rights to a Participant in respect of such Participant’s Awards upon termination of such Participant’s employment that differ from those set forth in Section 8.1 pursuant to an agreement with such Participant. Except to the extent otherwise addressed in any such agreement, the provisions of this Plan, including Section 8.1, shall control.

9.	Rights of Participants

9.1. No Right to Continue as Officer or Employee. Neither the adoption of the Plan nor the selection of any Participant as a Participant shall confer any right to continue as an officer or employee of the Company or any of its Subsidiaries, or affect in any way the right of the Company or any of its Subsidiaries to terminate such Participant’s employment at any time. Neither any period of notice, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

9.2. No Trust or Fiduciary Relationship. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Company and any Participant or be construed as requiring the Company or any Subsidiary or Affiliate of the Company to establish a trust or otherwise to set aside assets to fund the payment of Awards hereunder. A Participant’s right to receive payment from the Company in respect of any Award shall be no greater than the right of any unsecured general creditor of the Company.

9.3. No Assignment by Participants. The interest of any Participant under the Plan or in any Award shall not be transferable or alienable by such Participant either by pledge, assignment or in any other manner, except that in the event of a Participant’s death following the completion of a fiscal year but prior to the payment of an Award with respect to such fiscal year it shall inure to the benefit of and be binding upon the Participant’s estate (or beneficiary if one has been designated to the Company in writing prior to such death).

10.	Miscellaneous

10.1. Severability. Any term or provision of this Plan that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, it is the intent of the Company that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law.

10.2. Governing Law. This Plan and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

11.	Effective Date of Plan and Term of Plan

11.1. Effective Date. The Plan shall take effect on the Effective Date, subject to its prior approval by the Company’s shareholders.

11.2. Term. No Awards shall be made under the Plan in respect of any fiscal year commencing after the tenth anniversary of the Effective Date.

Exhibit A-1

OPTION PLAN

AMENDED DOMINO’S PIZZA, INC.

2004 EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	GENERAL

The Plan has been established to advance the interests of the Company by giving Stock-based and other incentives to selected Employees, directors and other persons (including both individuals and entities) who provide services to the Company or its Affiliates.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award, except that the Administrator may not reduce the exercise price of an outstanding Option and may not, without the consent of the holder of an Award, take any action under this clause with respect to such Award if such action would adversely affect the rights of such holder; prescribe forms, rules and procedures (which it may modify or waive); and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator shall exercise its discretion consistent with qualifying the Award for such exception.

4.	LIMITS ON AWARD UNDER THE PLAN

a.	Number of Shares.

A maximum of 10,600,000 shares of Stock may be delivered in satisfaction of Awards under the Plan. The shares of Stock may be authorized, but unissued, or reacquired shares of Stock. For purposes of the preceding sentence, the following shares shall not be considered to have been delivered under the Plan: (i) shares remaining under an Award that terminates without having been exercised in full; (ii) shares of Restricted Stock that have been forfeited in accordance with the terms of the applicable Award; and (iii) shares held back, in satisfaction of the exercise price or tax withholding requirements, from shares that would otherwise have been delivered pursuant to an Award. The number of shares of Stock delivered under an Award shall be determined net of any previously acquired Shares tendered by the Participant in payment of the exercise price or of withholding taxes. A maximum of 1,000,000 shares of Stock may be issued as ISO Awards under the Plan.

b.	Type of Shares.

Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan.

c.	Option & SAR Limits.

The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year, the maximum number of shares of Stock subject to SARs granted to any person in any calendar year and the aggregate maximum number of shares of Stock subject to other Awards that may be delivered to any person in any calendar year shall each be 1,000,000. For purposes of the preceding sentence, the repricing of a Stock Option or SAR shall be treated as a new grant to the extent required under Section 162(m). Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan.

d.	Other Award Limits.

No more than $1,000,000 may be paid to any individual with respect to any Cash Performance Award. In applying the limitation of the preceding sentence: (A) multiple Cash Performance Awards to the same individual that are determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company shall be subject in the aggregate to one limit of such amount, and (B) multiple Cash Performance Awards to the same individual that are determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company shall be subject in the aggregate to a separate limit of such amount. With respect to any Performance Award other than a Cash Performance Award or a Stock Option or SAR, the maximum Award opportunity shall be 1,000,000 shares of Stock or their equivalent value in cash, subject to the limitations of Section 4.c.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, directors and other individuals or entities providing services to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

6.	RULES APPLICABLE TO AWARDS

a.	All Awards.

(1) Terms of Awards. The Administrator shall determine the terms of all Awards subject to the limitations provided herein. In the case of an ISO, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award. Moreover, in the case of an ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Parent or Subsidiary, the term of the ISO shall be five (5) years from the date of grant or such shorter term as may be provided in the Award.

(2) Performance Criteria. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

(3) Alternative Settlement. The Company may at any time extinguish rights under an Award in exchange for payment in cash, Stock (subject to the limitations of Section 4) or other property on such terms as the Administrator determines, provided the holder of the Award consents to such exchange.

(4) Transferability Of Awards. Except as the Administrator otherwise expressly provides, Awards may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

(5) Vesting, Etc. Without limiting the generality of Section 3, the Administrator may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s employment or other service relationship with the Company and its Affiliates an Award requiring exercise will cease to be exercisable and all Awards to the extent not already fully vested will be forfeited, except that:

(A) all Stock Options and SARs held by a Participant immediately prior to his or her death, to the extent then exercisable, will remain exercisable by such Participant’s executor or administrator or the person or persons to whom the Stock Option or SAR is transferred by will or the applicable laws of descent and distribution, and to the extent not then exercisable will vest and become exercisable upon such Participant’s death by such Participant’s executor or administrator or the person or persons to whom the Stock Option or SAR is transferred by will or the applicable laws of descent and distribution, in each case for the lesser of (i) a one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.a.(5) and shall thereupon terminate; and

(B) all Stock Options and SARs held by the Participant immediately prior to the cessation of the Participant’s employment or other service relationship for reasons other than death and except as provided in (C) below, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6.a.(5), and shall thereupon terminate.

Unless the Administrator expressly provides otherwise, a Participant’s “employment or other service relationship with the Company and its Affiliates” will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant’s employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its Affiliates in some other capacity).

(6) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements, but not in excess of the minimum tax withholding rates applicable to the employee.

(7) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(8) Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(9) Section 162(m). In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception.

b.	Awards Requiring Exercise.

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a written notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator shall determine the exercise price of each Stock Option provided that each Stock Option intended to qualify for the performance-based exception under Section 162(m) of the Code and each ISO must have an exercise price that is not less than the fair market value of the Stock subject to the Stock Option, determined as of the date of grant. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such fair market value.

(3) Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment: (a) all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator (with the consent of the optionee of an ISO if permitted after the grant), (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Administrator approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) by any combination of the foregoing permissible forms of payment; and (b) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

(4) ISOs. No ISO may be granted under the Plan after June 1, 2014, but ISOs previously granted may extend beyond that date.

c.	Awards Not Requiring Exercise.

Awards of Restricted Stock and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the Awarded shares of Stock payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

7.	EFFECT OF CERTAIN TRANSACTIONS

a.	Mergers, Etc.

In the event of a Covered Transaction, all outstanding Awards shall vest and if relevant become exercisable and all deferrals, other than deferrals of amounts that are neither measured by reference to nor payable in shares of Stock, shall be accelerated, immediately prior to the Covered Transaction and upon consummation of such Covered Transaction all Awards then outstanding and requiring exercise shall be forfeited unless assumed by an acquiring or surviving entity or its affiliate as provided in the following sentence. In the event of a Covered Transaction, unless otherwise determined by the Administrator, all Awards that are payable in shares of Stock and that have not been exercised, exchanged or converted, as applicable, shall be converted into and represent the right to receive the consideration to be paid in such Covered Transaction for each share of Stock into which such Award is exercisable, exchangeable or convertible, less the applicable exercise price or purchase price for such Award. In connection with any Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for substitute or replacement Awards from, or the assumption of Awards by, the acquiring or surviving entity or its affiliates, any such substitution, replacement or assumption to be on such terms as the Administrator determines, provided that no such replacement or substitution shall diminish in any way the acceleration of Awards provided for in this section.

b.	Changes in and Distributions with Respect to the Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure after May 11, 2004, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4.a., and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 7.a. and 7.b.(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made to the maximum share limits described in Section 4.c. or 4.d., or otherwise to an Award intended to be eligible for the performance-based exception under Section 162(m), except to the extent consistent with that exception, nor shall any change be made to ISOs except to the extent consistent with their continued qualification under Section 422 of the Code.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 7.b.(1) or 7.b.(2) above.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9.	AMENDMENT AND TERMINATION

Subject to the last sentence of Section 3, the Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change: (i) for which stockholder approval is required in order for the Plan to continue to qualify under Section 422 of the Code; (ii) for which stockholder approval is required under the Corporate Governance Laws of the New York Stock Exchange applicable to the Company; and (iii) for Awards to be eligible for the performance-based exception under Section 162(m).

In addition, the Administrator may take any action consistent with the terms of the Plan, either before or after an Award has been granted, which the Administrator deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including but not limited to, modifying or amending the terms and conditions governing any Awards, or establishing any local country plans as sub-plans to this Plan. Further, under all circumstances, the Administrator may make non-substantive administrative changes to the Plan as to conform with or take advantage of governmental requirements, statutes or regulations.

10.	NON-LIMITATION OF THE COMPANY’S RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	GOVERNING LAW

The Plan shall be construed in accordance with the laws of the State of Delaware.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Deferred Stock.

(vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

(vii) Cash Performance Awards.

(viii) Performance Awards.

(ix) Grants of cash, or loans, made in connection with other Awards in order to help defray in whole or in part the economic cost (including tax cost) of the Award to the Participant.

“Board”: The Board of Directors of the Company.

“Cash Performance Award”: A Performance Award payable in cash. The right of the Company under Section 6.a.(3) to extinguish an Award in exchange for cash or the exercise by the Company of such right shall not make an Award otherwise not payable in cash a Cash Performance Award.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board which in the case of Awards granted to officers of the Company shall be comprised solely of two or more outside directors within the meaning of Section 162(m). Any Committee may delegate ministerial tasks to such persons (including Employees) as it deems appropriate.

“Company”: Domino’s Pizza, Inc.

“Covered Transaction”: Any of (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.

“Deferred Stock”: A promise to deliver Stock or other securities in the future on specified terms.

“Employee”: Any person who is employed by the Company or an Affiliate.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. No Stock Option Awarded under the Plan will be an ISO unless the Administrator expressly provides for ISO treatment.

“Parent”: A “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

“Participant”: An Employee, director or other person providing services to the Company or its Affiliates who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall mean an objectively determinable measure of performance relating to any of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; network deployment; sales of particular products or services; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The Domino’s Pizza, Inc. 2004 Equity Incentive Plan, as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock subject to restrictions requiring that such Stock be redelivered to the Company if specified conditions are not satisfied.

“Section 162(m)”: Section 162(m) of the Code.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Stock”: Common Stock of the Company, par value $ .01 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Subsidiary”: A “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

Exhibit A-2

FORM OF OPTION AGREEMENT

Domino’s Pizza, Inc.

2004 Equity Incentive Plan

Non-Qualified Stock Option Agreement

Domino’s Pizza, Inc., (the “Company”) a Delaware corporation, hereby grants this Stock Option to the above named individual (the Participant), pursuant to the Company’s 2004 Equity Incentive Plan (as from time to time in effect, the “Plan”). Under this Stock Option, the Participant may purchase, from the Company during the period commencing on the Grant Date set forth above, and expiring on the Expiration Date set forth above, the aggregate number of shares set forth above (the “Shares”) of the Common Stock of the Company at the price per Share set forth above (the “Grant Price”), all in accordance with and subject to the following terms and conditions:

1. Vesting. This Stock Option is exercisable in the following cumulative installments (each an “Installment Period”) prior to the tenth anniversary of the Grant Date (the “Expiration Date”):

20% of the Shares on and after the 1st anniversary of the Grant Date;

an additional 20% of the Shares on and after the 2nd anniversary of the Grant Date;

an additional 20% of the Shares on and after the 3rd anniversary of the Grant Date;

an additional 20% of the Shares on and after the 4th anniversary of the Grant Date;

the remaining 20% of the Shares on and after the 5th anniversary of the Grant Date; and

the right of exercise shall be cumulative, so that if the Stock Option is not exercised to the maximum extent permissible during an Installment Period, it shall be exercisable, in whole or in part, with respect to all Shares not so purchased at any time prior to the Expiration Date, subject to earlier termination as set forth in this agreement (the “Agreement”) and the Plan.

Upon termination of the Participant’s employment, any portion of this Stock Option that is not then exercisable will immediately expire and the remainder of this Stock Option will remain exercisable as follows: (i) if the employment is terminated by reason of a Participant’s death, no shares may be purchased after a period of two years from the date of death; (ii) if the employment is terminated by reason of disability, no shares may be purchased after a period of 12 months from the date of termination; (iii) if employment is terminated by the Participant, no shares may be purchased after a period of 30 days from the date of termination; (iv) if, other than by disability, the Participant’s employment is terminated by the Company without cause, shares may be purchased for a period of 12 months from the date of termination; or (v) if the Participant’s employment is involuntarily terminated for cause, no shares may be purchased after a period of 30 days from the date of termination; and further provided, that in no event shall any portion of this Stock Option be exercisable after the Expiration Date.

2. Exercise of Stock Option. Each election to exercise this Stock Option shall be made, in the manner prescribed by the Company, with the third party stock plan administrator appointed by the Company, by the Participant or the Participant’s executor, administrator, or legally appointed representative (in the event of the Participant’s incapacity) or the person or persons to whom this Stock Option is transferred by will or the applicable laws of descent and distribution (collectively, the “Option Holder”) and received by the third party stock plan administrator, accompanied by this Agreement and payment in full as provided in the Plan. The purchase price shall be paid to the third party stock plan administrator appointed by the Company by either (i) delivery of cash or check; (ii) wire transfer; or (iii) through a broker-assisted cashless exercise program implemented in connection with the Plan. In the event that this Stock Option is exercised by an Option Holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of the Option Holder to exercise this Stock Option.

3. Restrictions on Transfer of Shares. If at the time this Stock Option is exercised the Company or any of its stockholders is a party to any agreement restricting the transfer of any outstanding shares of the Company’s Common Stock, the Administrator may provide that this Stock Option may be exercised only if the Shares so acquired are made subject to the transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Administrator).

4. Withholding; Agreement to Provide Security. The Company will not deliver Shares being purchased upon any exercise of this Stock Option unless it has received payment in a form acceptable to the Company for all applicable withholding taxes (or the Participant makes other arrangements satisfactory to the Company for the payment of such taxes).

5. Nontransferability of Stock Option. This Stock Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

6. Provisions of the Plan. This Stock Option is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Stock Option is available from the Company. By exercising all or any part of this Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. All initially capitalized terms used herein will have the meaning specified in the Plan, unless another meaning is specified herein.

7. Non-Statutory Option. The Stock Option evidenced by this Agreement is intended to be, and is hereby designated, a non-statutory option, that is, an option that does not qualify as an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

8. Governing Law. This Stock Option is governed by, and subject to, the laws of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

9. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Stock Option and participation in the Plan or future options that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

DOMINO’S PIZZA, INC.

Name:
Title:

Exhibit A-3

FORM OF RESTRICTED STOCK AGREEMENT

Domino’s Pizza, Inc.

2004 Equity Incentive Plan

Restricted Stock Agreement

Domino’s Pizza, Inc., (the “Company”) a Delaware corporation, hereby grants this Restricted Stock Award (the “Restricted Stock Award”) to the above named individual (the “Participant”) pursuant to the Company’s 2004 Equity Incentive Plan (as from time to time in effect, the “Plan”). On the date of this Restricted Stock Award, the Company hereby grants and transfers to Participant the aggregate number of shares set forth above (the “Shares”) of the Common Stock of the Company, par value $.01 per share, all in accordance with and subject to the following terms and conditions:

1. Restriction and Vesting. Each Share under the Restricted Stock Award shall be subject to the transfer restrictions (the “Transfer Restrictions”) set forth in Section 2 of this Restricted Stock Agreement (the “Agreement”). The Shares shall vest and the Transfer Restrictions with respect thereto shall lapse on the following dates in accordance with the following terms and conditions, but in each case only if the Participant is still employed with the Company or an Affiliate on the applicable date and has been so employed continuously from the date hereof:

33% of the Shares on the 1st anniversary of the Grant Date;

an additional 33% of the Shares on the 2nd anniversary of the Grant Date; and

the remaining 33% of the Shares on the 3rd anniversary of the Grant Date,

Any Share subject to the Restricted Stock Award shall be automatically and immediately forfeited to the Company if the Participant terminates employment with the Company for any reason or is involuntarily terminated by the Company with or without “Cause” prior to the vesting of, and the lapse of the Transfer Restrictions with respect to, such Share. A vested share to which the Transfer Restrictions no longer apply shall be freely transferable, subject, however, to federal and state securities laws. Until a Share is vested and the Transfer Restrictions with respect thereto have lapsed, the book entry or certificate evidencing the Share (which the Company retains the right to escrow) shall carry a restrictive legend that prohibits any transfer including the assignment, hypothecation or pledge of the Shares prior to vesting and the lapse of the Transfer Restrictions.

2. Nontransferability of Restricted Stock Award. Until the lapse of the Transfer Restrictions set forth in Section 1, or unless the Administrator approves the transfer of all or part of the Restricted Stock Award in accordance with the Plan, the Restricted Stock Award hereby granted shall not be transferable by the Participant.

3. Rights as Shareholder. Except for forfeitability of all or part of the Restricted Stock Award prior to the lapse of the restrictions set forth in Section 1, the Participant shall have all rights of a shareholder (including voting and dividend rights) commencing on the date on which the certificate is issued evidencing the Award. Notwithstanding the foregoing, any property distributed with respect to a Share (the “associated share”) acquired hereunder, including without limitation a distribution of Common Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to forfeiture risk and Transfer Restrictions, if any, applicable to the associated share for so long as the associated share remains subject to such forfeiture risk and Transfer Restrictions and shall be promptly forfeited if and when the associated share is so forfeited. The Company may require that any cash distribution with respect to the Shares be held back, placed in escrow or otherwise made subject to such restrictions as the Company deems appropriate to carry out the intent of this Restricted Stock Award. References in the Plan and this Agreement to the Shares shall be deemed to refer, mutatis mutandis, to any such additional restricted amounts.

4. Withholding. Participant agrees to take such steps, including prompt payment of cash to the Company, as the Company directs to satisfy all tax withholding obligations that may arise with respect this Restricted Stock Award or the transfer or vesting of the Shares granted hereunder.

5. Provisions of the Plan. This Restricted Stock Award is subject to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Restricted Stock Award is available from the Company. By accepting this Restricted Stock Award, the Participant acknowledges receipt of a copy of the prospectus relating to the plan, and agrees to be bound by the terms of the Plan and this Agreement. All initially capitalized terms used herein will have the meaning specified in the Plan unless another meaning is specified herein.

6. Governing Law. This Restricted Stock Award is governed by, and subject to, the laws of the State of Delaware, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.

7. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this Restricted Stock Award by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

8. No Contract of Employment. The Restricted Stock Award is not a contract of employment between the Company and the Participant. The Participant retains the right to terminate his employment with the Company, and the Company retains the right to terminate or modify the terms of the Participant’s employment, subject to any rights retained by either party under the Participant’s employment agreement, if Participant has an employment agreement, and no loss of rights, contingent or otherwise, under this Restricted Stock Award upon termination of employment shall be claimed by the Participant as an element of damages in any dispute over such termination of employment.

9. Section 83(b) Election. The Participant expressly acknowledges that such participant has been advised to confer promptly with a professional tax advisor to consider whether the participant should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date of this Restricted Stock Award. The Company has made no recommendation to the undersigned with respect to the advisability of making such an election.

10. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

DOMINO’S PIZZA, INC.

Name:
Title:

Exhibit B

D&O INSURANCE AND PERSONAL LIABILITY PROTECTION

The Company will provide the Executive with the coverage described in this Exhibit B or such other coverage as the Company shall from time to time select that shall be not substantially less favorable to the Executive than the coverage described herein.